INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-13025 and No. 33-23419 of Morgan Products Ltd. on Form S-8 of our report, dated March 15, 1999 on the Combined Financial Statements of the Sash and Door Business of Adam Wholesalers, Inc. for the Years Ended December 31, 1998 and 1997, appearing in this Current Report on Form 8-K/A of Morgan Products Ltd.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 30, 1999